Exhibit 10.14

                      1997 Executive Bonus Plan

If the pre-tax, pre-bonus earnings of Corcom, Inc. exceed $2,500,000, the bonus pool is five percent (5%) of such pre-tax, pre-bonus earnings. In addition, once Corcom's pretax, pre-bonus earnings exceed $3,000,000, there will be allocated an additional five percent (5%) of all pre-tax, pre-bonus earnings to the bonus pool.